UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2012

eDiets.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30559	56-0952883
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 SW 12th Avenue

Suite 210

Pompano Beach, FL 33069

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (954) 360-9022

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 10, 2012, Thomas Connerty notified eDiets.com, Inc. (the “Company”) of his decision to step down as chief executive officer and a director of the Company effective immediately. Mr. Connerty also resigned from all other positions, offices and directorships of all other entities for which Mr. Connerty was serving at the request of the Company. The Board has accepted the resignation of Mr. Connerty and fully supports Mr. Connerty in his future endeavors. Mr. Connerty has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

By virtue of Mr. Connerty’s resignation, his employment agreement with the Company dated February 23, 2012 is terminated.

(c) (1) Effective October 15, 2012, the Board of Directors has appointed Jennifer Hartnett to serve as President and Chief Executive Officer of the Company. Ms. Hartnett, age 45, joined the Company in February 2011 and has served as chief operating officer of the Company since February 2012. Ms. Hartnett has over 20 years of strategic marketing experience with leading consumer brands, including Nutrisystem, The Bon-Ton Department Stores, David’s Bridal, Miadora.com, Macy’s, and May Company. Ms. Hartnett was Creative Director at Nutrisystem from 2005 to 2009, where she managed over 3,000 projects a year, including print ads, direct mail, DRTV, online advertising, and program materials. Ms. Hartnett received a Bachelor of Arts degree from Bucknell University.

The other terms and conditions of Ms. Hartnett’s employment will not change as a result of her appointment as President and Chief Executive Officer.

A copy of the press release by the Company announcing the appointment of Ms. Hartnett and the departure of Mr. Connerty is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by eDiets.com, Inc. on October 15, 2012.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Kevin A. Richardson, II
Kevin A. Richardson, II
Chairman

Date: October 15, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by eDiets.com, Inc. on October 15, 2012.